Conmed Healthcare Management, Inc. Reports Record Revenues for Fourth Quarter and Full Year 2009

Fourth Quarter Revenue Increases 14.9% to a Record $14.0 Million
Full-Year Revenue Increases 30.2% to a Record $52.8 Million

Hanover, Md. -- (BUSINESS WIRE)—March 25, 2010 -- Conmed Healthcare Management, Inc. (NYSE Amex: CONM), a leading full service provider of correctional facility healthcare services to county and municipal detention centers, today announced financial results for its fourth quarter and year ended December 31, 2009.

Fourth Quarter Financial Highlights
•	Net revenue increased 14.9% to $14.0 million from $12.2 million in last year's comparable period.
•	Gross profit increased 12.3% to $2.7 million (19.2% gross margin), compared to $2.4 million (19.7% gross margin) last year.
•	Operating expenses as a percentage of revenue declined 330 basis points to 16.3% from 19.6% in the year-ago period.
•	Operating income was approximately $0.4 million, compared to approximately $11,000 in the fourth quarter of 2008.
•
Net income of approximately $1.4 million, or $0.11 per basic share and $0.07 per diluted share, compared to net income of approximately $19,000, or $0.00 per basic and diluted share, in last year’s same period.

•	The Company generated approximately $940,000 in positive cash flow in the fourth quarter, with $11.1 million in cash and cash equivalents as of December 31, 2009.

Fourth Quarter Highlights:
•
Pima County, Arizona agreed to extend its contract with Conmed for healthcare services at the Pima County Adult Detention Center for two years, covering the period from July 1, 2010 through June 30, 2012. This remains Conmed’s largest contract to date and is expected to generate approximately $19.5 million in revenues throughout the term of the contract, or $9.7 million per year for each of the two year periods.

•
Baltimore County, Maryland exercised the first of two three-year extension periods for Conmed to provide services for the Baltimore County Detention Center.  The contract is valued at almost $6.0 million per annum and is Conmed’s second largest contract.

•
Sedgwick County, Kansas, one of Conmed’s top three customers, agreed to a new five-year contract with Conmed for the adult detention facility. The value of this contract totals approximately $22.2 million.

Subsequent to Year-End:
•
Signed a new 29-month contract with Pima County, Arizona to provide services at their Juvenile Detention Center with projected revenues of approximately $2.8 million. Agreement provides for two additional one-year extension periods available at the county’s option.

•
Signed agreement with Clark County, Washington, a new customer, to provide medical services for individuals detained at three county facilities. The contract is projected to generate approximately $16.0 million throughout the full six-year term.

•	Signed agreement with Garrett County, Maryland, with extensions expected to generate revenues of approximately $1.0 million over the full four and one-half year term.

Fourth Quarter Financial Results
Net revenue for the three months ended December 31, 2009 increased $1.8 million, or 14.9%, to $14.0 million from $12.2 million in last year's comparable period. The revenue improvement resulted from the addition of contracts signed with new jurisdictions since September 30, 2008. Revenues also increased as a result of the acquisition of Correctional Mental Health Services, LLC (“CMHS”) on November 4, 2008, as well as the expansion of services under existing contracts and price increases related to existing services.

"The fourth quarter of 2009 demonstrated continued solid momentum in our financial performance and the consistent execution of our growth strategy,” commented Richard Turner, Chairman and Chief Executive Officer of Conmed. “We again achieved record revenues in the fourth quarter and full year 2009, increased our operating income, increased our cash generation and generated a solid, debt free balance sheet.  The results continue to demonstrate the leverage in our operating model as we believe that our business has scaled to the point where our expanded client base and our recurring revenue model are more directly impacting the bottom line. We maintained our existing business, expanded geographically, improved our pricing, expanded services in many existing accounts and were awarded renewals with several of our largest current customers. Even though our rate of growth slowed in the fourth quarter, bid activity remains strong and we made three announcements of new multi-year contracts subsequent to the year-end that position us well for 2010 and beyond.”

Total healthcare expenses for the quarter ended December 31, 2009 were $11.3 million compared to $9.8 million in the year-ago period. The increase primarily reflects increased healthcare and mental health staffing plus medical and operating expenses required to support new business. Gross profit increased 12.3% to $2.7 million from $2.4 million in the prior year period, while gross margin declined slightly from 19.7% to 19.2%.

Total operating expenses decreased 4.0% to $2.3 million for the quarter ended December 31, 2009 compared to $2.4 million for the year-ago period. Operating expenses as a percentage of revenue declined 330 basis points to 16.3% from 19.6% in the year-ago period, which continues to reflect the leverage in the Company’s operating model. Selling, general and administrative expenses for the fourth quarter were $1.9 million, or 13.9% of revenue, compared to $1.8 million, or 14.6% of revenue, for the year-ago quarter.  The slight increase reflects investments in additional management and administrative personnel required to support the new contracts and services added in 2008, as well as to sustain the Company during anticipated future growth. Depreciation and amortization decreased 43% for the quarter to $343,000 from $599,000 in the year ago period. The decrease primarily reflects a reduction in amortization expense related to acquired contracts that have become fully amortized.

Conmed reported record operating income of approximately $400,000 in the fourth quarter up approximately 35-fold compared to operating income of approximately $11,000 in the fourth quarter last year. Net income was $1.4 million, or $0.11 per basic share and $0.07 per diluted share, compared to net income of approximately $19,000, or $0.00 per basic and diluted share, in the year-ago period. The fourth quarter 2009 net income included a $479,000 adjustment to reflect the change in fair value of derivatives (outstanding warrants) as required under EITF 07-5 ** plus a one-time tax benefit of $709,000 related to the reversal of the deferred tax valuation reserve.

Dr. Turner concluded, “During 2009, we observed that many county and municipal governments were struggling with budget pressures as they tried to maintain service levels with less revenue, even as inmate populations expanded. We believe that Conmed was able to demonstrate the additional value that our services provide by performing more efficiently than the county and municipal governments could themselves, all the while improving or maintaining quality of service. We continue to strengthen our brand and our unique service proposition, which includes our quality of service, our audit compliance track record and our exceptional customer renewal and retention rates. Our remarkable record of customer retention over the last 25 years truly sets us apart. We believe our quality record is one very important reason our clients choose us and stay with us over the long run.”

For the fourth quarter of 2009, adjusted EBITDA*, a non-GAAP measure, grew 17.8% to approximately $896,000 compared to approximately $761,000 in the prior year’s fourth quarter.

Year-to-Date Results
Net revenue for the year ended December 31, 2009 increased $12.2 million to a record $52.8 million, up 30.2%, compared to a record $40.6 million for last year's comparable period. Approximately $10.8 million, or 88.6%, of the year-over-year increase is due to the addition of new medical service contracts acquired after December 31, 2007. Revenue improvement related to the expansion of the services provided under a number of our existing contracts as well as price increases related to existing service requirements totaled approximately $1.7 million, or 14.1%, of the increase.

Total healthcare expenses for the year ended December 31, 2009 were $42.1 million compared to $33.1 million in the year-ago period. For the full year, gross profit increased 44% to $10.7 million, representing 20.3% gross margin, compared to gross profit of $7.4 million, or 18.3%, gross margin in last year's same period.

Total operating expenses were $9.7 million, or 18.4% of revenue, for the year ended December 31, 2009 compared to $8.5 million, or 20.9% of revenue, for the year-ago period. Conmed's operating income was approximately $998,000 compared to an operating loss of ($1.1 million) in the same period last year. The net loss for the year ended December 31, 2009 was approximately ($27,000), or ($0.00) loss per basic and diluted share (based on approximately 12.6 million weighted average shares outstanding), compared to a loss of ($919,000), or ($0.08) loss per basic and diluted share (based on approximately 12.1 million weighted average shares outstanding), in the year ago period. The full year 2009 net loss included a $1.2 million non-cash charge for a change in fair value of derivative instruments (outstanding warrants) as required under EITF 07-5 **.

For the full year 2009, adjusted EBITDA* increased 119% to approximately $3.6 million compared to approximately $1.6 million in last year’s same period.

The Company generated approximately $3.6 million in operating cash flow in the year ended December 31, 2009, and had $11.1 million in cash and cash equivalents as of December 31, 2009 compared to $7.5 million at December 31, 2008. Shareholders’ equity increased to $15.5 million at December 31, 2009 compared to $14.9 million at December 31, 2008. Days Sales Outstanding (DSO) as of December 31, 2009 was approximately 16 days.  The Company paid down the approximately $205,000 of its remaining debt during 2009, and currently is debt-free.

*Use of Non-GAAP Measures
In addition to containing results that are determined in accordance with accounting principles generally accepted in the United States of America (GAAP), this press release also contains non-GAAP financial measures. Adjusted EBITDA, as used in this press release, represents net income (loss) from continuing operations before interest, taxes, depreciation and amortization adjusted for stock-based compensation, change in fair value of derivative financial instruments and gains or losses on the sale of assets. Adjusted EBITDA is a key indicator used by management to evaluate operating performance. While adjusted EBITDA is not intended to replace any presentation included in the consolidated financial statements under GAAP and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, the Company believes this measure is useful to investors in assessing the Company’s capital expenditures and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of adjusted EBITDA to the nearest comparable GAAP financial measure is included in the financial schedules accompanying this press release. The adjusted financial measure, as well as other information in this press release, should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

**EITF 07-5 -- Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock:
We are required to record a non-cash charge to our GAAP results per Emerging Issues Task Force (“EITF”) Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock and thus our financial statements will continue to include this charge going forward until certain events occur and/or conditions are met, as defined in the new regulations. As a result of the Company’s adoption of EITF 07-5 effective January 1, 2009, approximately 1.7 million of our issued and outstanding common stock purchase warrants previously treated as equity pursuant to the derivative treatment exemption were no longer afforded equity treatment and as a result they are now being recorded as a liability based on fair value estimates. These common stock purchase warrants do not trade in an active securities market, and as such, we estimate the fair value of these warrants using the Black-Scholes option pricing model and all changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised, amended or expire.

Conference Call
Conmed will host a conference call today, Thursday, March 25, 2010, at 4:30 PM ET.  Anyone interested in participating should call 877-941-2069 if calling within the United States or 480-629-9713 if calling internationally. A re-play will be available until April 1, 2010 which can be accessed by dialing 800-406-7325 if calling within the United States or 303-590-3030 if calling internationally. Please use passcode 4269918 to access the replay.

The call will also be accompanied by a live webcast over the Internet and accessible at Conmed’s corporate website at www.conmedinc.com or directly at http://viavid.net/dce.aspx?sid=00007276

About Conmed
Conmed has provided correctional healthcare services since 1984, beginning in the State of Maryland, and currently serves county and municipal correctional facilities in thirty-eight counties in seven states, including Arizona, Kansas, Maryland, Oklahoma, Oregon, Virginia and Washington. Conmed's services have expanded to include mental health, pharmacy and out-of-facility healthcare services.

Forward Looking Statements
This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements that are not historical facts including statements which may be identified by words such as "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "projects," "potentially," or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control) including, without limitation, the Company's ability to increase revenue and to continue to obtain new contracts, contract renewals and extensions; inflation exceeding the Company’s projection of the inflation rate of cost of services under multi-year contracts; the ability to obtain bonds; decreases in occupancy levels or disturbances at detention centers; malpractice litigation; the ability to utilize third party administrators for out-of-facility care; compliance with laws and government regulations, including those relating to healthcare; competition; termination of contracts due to lack of government appropriations; material adverse changes in economic and industry conditions in the healthcare market; negative publicity regarding the provision of correctional healthcare services; dependence on key personnel and the ability to hire skilled personnel; increases in healthcare costs; insurance; completion and integration of future acquisitions; public company obligations; and stock price volatility. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2009. Investors and security holders are urged to read this document free of charge on the SEC's web site at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONMED HEALTHCARE MANAGEMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
YEARS ENDED DECEMBER 31, 2009 AND 2008

	December 31, 2009	December 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$11,056,143	$7,472,140
Accounts receivable	2,278,074	2,375,583
Prepaid expenses	865,261	291,599
Deferred taxes	102,000	--
Total current assets	14,301,478	10,139,322
PROPERTY AND EQUIPMENT, NET	605,578	529,304
DEFERRED TAXES	1,381,000	645,000
OTHER ASSETS
Service contracts acquired, net	984,000	2,004,000
Non-compete agreements, net	436,667	821,667
Goodwill	6,263,705	6,254,544
Deposits	11,549	15,408
Total other assets	7,695,921	9,095,619
	$23,983,977	$20,409,245

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,489,498	$1,080,259
Accrued expenses	4,146,940	3,210,749
Deferred revenue	1,018,645	561,734
Notes payable, current portion	--	170,228
Income taxes payable	550,000	432,380
Total current liabilities	7,205,083	5,455,350
NOTES PAYABLE, LONG-TERM	--	35,000
DERIVATIVE FINANCIAL INSTRUMENTS	1,299,450	--
SHAREHOLDERS' EQUITY
Preferred stock no par value; authorized 5,000,000 shares; issued and outstanding zero shares as of December 31, 2009 and December 31, 2008	--	--
Common stock, $0.0001 par value, authorized 40,000,000 shares; issued and outstanding 12,629,572 and 12,457,539 shares as of December 31, 2009 and 2008, respectively	1,263	1,246
Additional paid-in capital	37,829,900	36,875,610
Retained (deficit)	(22,351,719)	(21,957,961)
Total shareholders' equity	15,479,444	14,918,895
	$23,983,977	$20,409,245

CONMED HEALTHCARE MANAGEMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
PERIODS ENDED DECEMBER 31, 2009 AND 2008

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008	For the Three Months Ended December 31, 2009	For the Three Months Ended December 31, 2008

Service contract revenue	$52,784,559	$40,550,414	$14,009,250	$12,188,133

HEALTHCARE EXPENSES:
Salaries, wages and employee benefits	29,871,129	21,412,861	7,732,799	6,717,393
Medical expenses	10,283,969	10,378,753	3,035,549	2,675,962
Other operating expenses	1,940,000	1,333,425	551,220	399,494
Total healthcare expenses	42,095,098	33,125,039	11,319,568	9,792,849

Gross profit	10,689,461	7,425,375	2,689,682	2,395,284

OPERATING EXPENSES:
Selling and administrative expenses	7,720,525	6,359,694	1,946,424	1,785,265
Depreciation and amortization	1,971,288	2,132,748	343,337	598,878
Total operating expenses	9,691,813	8,492,442	2,289,761	2,384,143

Operating income (loss)	997,648	(1,067,067)	399,921	11,141

OTHER INCOME (EXPENSE)
Interest income	80,215	154,949	19,088	9,864
Interest (expense)	(8,294)	(7,149)	(304)	(2,428)
Change in fair value of derivatives	(1,209,715)	--	478,909	--
Total operating expenses	(1,137,794)	147,800	497,693	7,436
Income (loss) before income taxes	(140,146)	(919,267)	897,614	18,577
Income tax (benefit)	(113,000)	--	(515,000)	--
Net income (loss)	$(27,146)	$(919,267)	$1,412,614	$18,577

EARNINGS (LOSS) PER COMMON SHARE
Basic	$(0.00)	$(0.08)	$0.11	$0.00
Diluted	$(0.00)	$(0.08)	$0.07	$0.00

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	12,566,382	12,090,399	12,624,626	12,339,487
Diluted	12,566,382	12,090,399	14,104,892	13,324,598

CONMED HEALTHCARE MANAGEMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2009 AND 2008

	December 31, 2009	December 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(27,146)	$(919,267)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	216,288	112,415
Amortization	1,755,000	2,020,333
Stock-based compensation	628,618	573,775
Change in fair value of derivatives	1,209,715	--
Loss on disposal of property	--	2,257
Deferred income taxes	(838,000)	(555,000)
Changes in working capital components
Decrease (increase) in accounts receivable	97,509	(623,459)
(Increase) in prepaid expenses	(573,662)	(75,083)
Decrease in deposits	3,859	45,000
Increase in accounts payable	409,239	243,115
Increase in accrued expenses	852,421	1,350,865
Increase in income taxes payable	117,620	427,380
Increase in deferred revenue	456,911	208,659
Net cash provided by operating activities	4,308,372	2,810,990

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(292,562)	(426,161)
Stock purchase of CMHS, LLC	(187,891)	(1,767,855)
Asset Purchase from EMDC, P.C.	--	(245,853)
Service contract extensions	(87,500)	--
Net cash (used in) investing activities	(567,953)	(2,439,869)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on line of credit	--	39,903
Payments on line of credit	(100,000)	--
Payments on loans payable	(105,228)	(75,604)
Proceeds from exercise of warrants and stock options	48,812	--
Net cash (used in) financing activities	(156,416)	(35,701)

Net increase in cash and cash equivalents	3,584,003	335,420

CASH AND CASH EQUIVALENTS
Beginning	7,472,140	7,136,720
Ending	$11,056,143	$7,472,140

CONMED HEALTHCARE MANAGEMENT, INC.

RECONCILIATION OF NET INCOME (LOSS) FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008	For the Three Months Ended December 31, 2009	For the Three Months Ended December 31, 2008
Net income (loss)	$(27,146)	$(919,267)	$1,412,614	$18,577
Income tax (benefit)	(113,000)	--	(515,000)	--
Interest income	(80,215)	(154,949)	(19,088)	(9,864)
Interest expense	8,294	7,149	304	2,428
Depreciation and Amortization	1,971,288	2,132,748	343,337	598,878
Stock-based compensation	628,618	573,775	153,021	150,554
Change in fair value of warrants	1,209,715	--	(478,909)	--
Gain or Loss on Sale of Assets	--	2,257	--	--
Adjusted EBITDA	$3,597,554	$1,641,713	$896,279	$760,573

Contact:
Conmed Healthcare Management, Inc.
Thomas W. Fry, 410-567-5529
Chief Financial Officer
tfry@conmed-inc.com

or
Hayden IR
Peter Seltzberg, 646-415-8972
peter@haydenir.com

###